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                                                                    EXHIBIT 99.1


                            STOCK PURCHASE AGREEMENT


        THIS AGREEMENT is made as of this April 1, 1997, (the "Effective Date") by and between Abaxis, Inc., a California corporation (the "Corporation"), and Coffin Communications Group, a _________ corporation (the "Purchaser").

                                   WITNESSETH:

        WHEREAS, the Corporation desires to issue and the Purchaser desires to acquire stock of the Corporation as herein described, on the terms and conditions hereinafter set forth.

        WHEREAS, the Purchaser and the Corporation each desire to satisfy any and all obligations of the Corporation to issue its securities to the Purchaser pursuant to that certain Letter of Engagement between the Corporation and the Purchaser dated April 4, 1997 (the "Letter") by issuing shares of the Corporation's Common Stock to the Purchaser.

        NOW, THEREFORE, IT IS AGREED between the parties as follows:

        1. Number of Shares and Price Per Share. The Purchaser hereby agrees to purchase from the Corporation and the Corporation agrees to issue to the Purchaser Five Thousand Six Hundred Forty Seven (5,647) shares of the Corporation's Common Stock (the "Stock") in exchange for entering into, and services provided to date under, the Letter. Purchaser acknowledges that, upon issuance of the Stock by the Corporation and delivery of such Stock to the Purchaser, any and all non-cash compensation due to the Purchaser by the Corporation under the Letter shall be satisfied in full.

        2. Unvested Share Repurchase Option. In the event the engagement described in the Letter is terminated for any reason or no reason, with or without cause, or if the Purchaser or the Purchaser's legal representative attempts to sell, exchange, transfer, pledge or otherwise dispose of any shares purchased pursuant to this Agreement which have not vested in the Founder pursuant to Section 2(a) below (the "Unvested Shares"), the Corporation shall have the right to reacquire the Unvested Shares under the terms and subject to the conditions set forth in this Section 2 (the "Unvested Share Repurchase Option").

               (a) Vesting of Shares. The term "Initial Vesting Date" shall mean April 1, 1997. As of the Initial Vesting Date, no shares of Stock will be vested in the Purchaser. The Stock will vest in the Purchaser and become "Vested Shares" on and after the Initial Vesting Date in accordance with the following schedule:


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
  Date                                        Portion Vested
  ----                                        --------------

On the Initial Vesting Date                   zero (0) shares of Stock
(April 1, 1997)

For each full month from the Initial          8.3334% of the Stock
Vesting Date the engagement described in      for each such full mo. of
the Letter is in effect and notice of its     engagement
termination has not been delivered by
either party


Provided that the aggregate percentage of Stock constituting Vested Shares may not exceed one hundred percent (100.0%), and that such numbers shall be adjusted appropriately to reflect any stock splits, stock dividends, recombinations, recapitalizations or the like by the Corporation.

               (b) Exercise of Unvested Share Repurchase Option. If the engagement described in the Letter is terminated for any reason or for no reason, or if the Purchaser or the Purchaser's legal representative attempts to dispose of any Unvested Shares other than as allowed in this Agreement, with or without cause, the Corporation may exercise the Unvested Share Repurchase Option by written notice to the Purchaser or the Purchaser's legal representative within sixty (60) days after such termination or after the Corporation has received notice of the attempted disposition.

               (c) Payment for Shares and Return of Shares. Payment for the repurchased shares by the Corporation to the Purchaser or the Purchaser's legal representative shall be made in cash within thirty (30) days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. The purchase price per share for the shares being repurchased by the Corporation shall be an amount equal to $0.001 per share. Within three (3) business days after payment by the Corporation, the Purchaser shall deliver the shares which the Corporation has repurchased to the Corporation and shall deliver the payment received from the Corporation to the Purchaser.

               (d) Assignment of Unvested Share Repurchase Option. In the event the Corporation is unable to exercise the Unvested Share Repurchase Option pursuant to the provisions of Section 500 et seq. of the California Corporations Code, or the corresponding provisions of other applicable law, the Corporation shall have the right to assign the Unvested Share Repurchase Option to one or more persons as may be selected by the Corporation.

        3. Additional Salability Restriction. The Purchaser understands that, in its capacity as an investment relations firm for the Company, it may have non-public material information regarding the Company. Consequently, the Purchaser agrees that, during "blackout periods" according to the Company's insider trading policies then in effect, Purchaser shall not pledge, sell, offer to sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants


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to purchase any shares of Common Stock of the Company, or any securities convertible into or exchangeable for shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, without the prior written consent of the Company.

        4. Transfers in Violation of Agreement. The Corporation shall not be required (i) to transfer on its books any shares of Stock of the Corporation which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

        5. Warranties and Representations. In connection with the proposed purchase of the Stock, the Purchaser hereby agrees, represents and warrants as follows:

               (a) The Purchaser is purchasing the Stock solely for his own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). The Purchaser further represents that he does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof; and that the entire legal and beneficial interest of the Stock he or is purchasing is being purchased for, and will be held for the account of, the Purchaser only and neither in whole nor in part for any other person.

               (b) The Purchaser is aware of the Corporation's business affairs and financial condition and has acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Stock. The Purchaser further represents and warrants that he has discussed the Corporation and its plans, operations and financial condition with its officers, has received all such information as he deems necessary and appropriate to enable him to evaluate the financial risk inherent in making an investment in the Stock and has received satisfactory and complete information concerning the business and financial condition of the Corporation in response to all inquiries in respect thereof.

               (c) Such Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Purchaser's prospective investment in the Company, (ii) has the ability to bear the economic risks of such Purchaser's prospective investment in the Company, (iii) has been furnished with and has had access to such information as such Purchaser has considered necessary to make a determination as to the purchase of the Securities together with such additional information as is necessary to verify the accuracy of the information supplied, (iv) has had all questions which have been asked by such Purchaser satisfactorily answered by the Company, (v) has not been offered the Securities by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media and
(vi) has a pre-existing personal or business with the Company or with any of the Company's officers or directors.


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               (d) The Purchaser realizes that his purchase of the Stock will be a highly speculative investment, and he is able, without impairing his financial condition, to hold the Stock for an indefinite period of time and to suffer a complete loss on his investment.

               (e) The Corporation has disclosed to the Purchaser that:

                       (i) The sale of the Stock has not been registered under the Act, and the Stock must be held indefinitely unless a transfer of it is subsequently registered under the Act or an exemption from such registration is available, and that the Corporation is under no obligation to register the Stock; and

                       (ii) The Corporation will make a notation in its records of the aforementioned restrictions on transfer and legends.

               (f) The Purchaser is aware of the provisions of Rule 144, promulgated under the Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one year from the date the Purchaser has purchased and paid for the Stock; the availability of certain public information concerning the Corporation; the sale being through a broker in an unsolicited "broker's transaction" or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and that any sale of the Stock may be made by him only in limited amounts during any three-month period not exceeding specified limitations. The Purchaser further represents that he understands that at the time he wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Corporation may not be satisfying the current public information requirements of Rule 144, and that, in such event, he would be precluded from selling the Stock under Rule 144 even if the two-year minimum holding period had been satisfied. The Purchaser represents that he understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

               (g) Without in any way limiting the Purchaser's representations and warranties set forth above, the Purchaser further agrees that he shall in no event make any disposition of all or any portion of the Stock which he is purchasing unless and until:

                       (i) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said


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Registration Statement; or

                       (ii) The Purchaser shall have (A) notified the Corporation of the proposed disposition and furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition, and (B) furnished the Corporation with an opinion of his own counsel to the effect that such disposition will not require registration of such shares under the Act, and such opinion of his counsel shall have been concurred in by counsel for the Corporation and the Corporation shall have advised the Purchaser of such concurrence.

        6. Legends. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

               (a) "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT";

               (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF REPURCHASE IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR ITS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION"; and

               (c) Any legend required to be placed thereon by the California Commissioner of Corporations.

        7.     Registration Rights.

               (a) Definitions. As used in this Section 7, the following terms shall have the following respective meanings:

                       (1) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance


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with the Act, and the declaration or ordering of the effectiveness of such registration statement.

                       (2) The term "Registrable Securities" means (A) the Stock, (B) common stock issued in lieu of the Stock in any reorganization which has not been sold to the public or (C) common stock issued in respect of the Stock as a result of a stock split, stock dividend, recapitalization or the like, which (i) have not been sold to the public and (ii) which are not subject to the Unvested Share Repurchase Option described in Section 2 hereof on the date the Company registers its securities.

                       (3) The term "Holder" means the person to whom Registrable Securities were originally issued or qualifying transferees under subsection 7(g) hereof who hold Registrable Securities.

                       (4) The term "SEC" means the Securities and Exchange Commission.

               (b) Corporation Registration.

                       (1) Participation in Corporation Registration. If at any time or from time to time, the Corporation shall determine to register any of its securities, for its own account or the account of any of its shareholders (other than a registration relating solely to employee stock option or purchase plans, or a registration on SEC Form S-4 relating solely to an SEC Rule 145 transaction, or a registration on any form other than SEC Forms S-1, S-2 or S-3, or their successor forms, which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Corporation will: (A) promptly give to the Holder written notice thereof and (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Corporation, by the Holder, except as set forth in subsection 6(b)(2) below.

                       (2) Underwriting. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as a part of the written notice given pursuant to subsection 7(b)(1). In such event the right of the Holder to registration pursuant to subsection 7(b) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. A Holder proposing to distribute their securities through such underwriting shall (together with the Corporation and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. Notwithstanding any other provision of this subsection 6(b), the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting. The Corporation shall so advise the Holder of Registrable




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Securities which would otherwise be registered and underwritten pursuant hereto, the number of shares of Registrable Securities that may be included in the registration and underwriting. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Corporation and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               (c) Expenses of Registration. All expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 7, including without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Corporation and expenses of any special audits incidental to or required by such registration, shall be borne by the Corporation except as follows:

                       (i) The Corporation shall not be required to pay fees or disbursements of legal counsel of the Holder.

                       (ii) The Corporation shall not be required to pay underwriters' fees, discounts or commissions relating to Registrable Securities.

               (d) Registration Procedures. In the case of each registration, qualification or compliance effected by the Corporation pursuant to this Agreement, the Corporation will keep the Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Corporation will:

                       (i) Keep such registration, qualification or compliance pursuant to this Section 6 effective for a period of one hundred eighty (180) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                       (ii) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

               (e) Indemnification.

                       (1) The Corporation will indemnify the Holder of Registrable Securities, each of its officers, directors and partners, and each person controlling such Holder, with respect to which such registration, qualification or compliance has been effected pursuant to this Section 7, and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated



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therein or necessary to make the statements therein not misleading, or any violation by the Corporation of any rule or regulation promulgated under the Act or any state securities law applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation by an instrument duly executed by such Holder or underwriter specifically for use therein.

                       (2) The Holder will, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Corporation, each of its directors and officers, each underwriter, if any, of the Corporation's securities covered by such a registration statement, each person who controls the Corporation within the meaning of the Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, such Holder, such directors, officers, partners, persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by an instrument duly executed by such Holder specifically for use therein; provided, however, the total amount for which the Holder shall be liable under this subsection 7(e)(2) shall not in any event exceed the aggregate proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

                       (3) Each party entitled to indemnification under this subsection 7(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not


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relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (f) Information by Holder. The Holder of Registrable Securities included in any registration shall promptly furnish to the Corporation such information regarding such Holder and the distribution proposed by such Holder as the Corporation may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

               (g) Transfer of Registration Rights. A Holder's rights to cause the Corporation to register their securities and keep information available, granted to them by the Corporation under this Section 7, may be assigned to a transferee or assignee who also receives all shares of Registrable Securities then held by the Holder; provided that the Corporation is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and such transferee has agreed to comply with the obligations of this Section 7.

               (h) Termination of Registration Rights. The registration rights contained in this Section 7 shall terminate as to a Holder, when all Registrable Securities held by such Holder may be sold pursuant to SEC Rule 144 within a three month period.

        8. General.

               (a) Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon receipt if delivered personally or by facsimile at the number hereinafter shown below his signature, or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below his signature. Either party may designate another address or facsimile number by ten (10) days' advance written notice to the other party hereto.

               (b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, his heirs, executors, administrators, successors and assigns. This Agreement shall be fully assignable by the Corporation.

               (c) Entire Agreement; Amendments. This Agreement shall be construed under the laws of the State of California (as it applies to agreements between California residents, entered into and to be performed entirely within California), and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior


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written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

               (d) Separability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


"PURCHASER"                            "CORPORATION"

COFFIN COMMUNICATIONS                  ABAXIS, INC.
GROUP

By___________________________________  By:___________________________________

Title:_______________________________  Title:________________________________


Address:_____________________________  Address:  1320 Chesapeake Terrace
        _____________________________            Sunnyvale, CA 94089
        _____________________________

Facsimile:___________________________  Facsimile: (408) 734-3120


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